Exhibit 5.1

Goodwin Procter LLP 100 Northern Avenue
Boston, MA 02210 goodwinlaw.com
+1 617 570 1000

March 6, 2024

TScan Therapeutics, Inc.

830 Winter Street

Waltham, Massachusetts 02451

Re:	Securities Being Registered under Registration Statement on Form S-3

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering by TScan Therapeutics, Inc., a Delaware corporation (the “Company”), of up to $300,000,000 of any combination of (i) the Company’s voting common stock, par value $0.0001 per share (“Voting Common Stock”), (ii) the Company’s non-voting common stock, par value $0.0001 per share ( “Non-Voting Common Stock”), (iii) the Company’s preferred stock, par value $0.0001 per share ( “Preferred Stock”), (iv) the Company’s debt securities (“Debt Securities”), (v) warrants to purchase Voting Common Stock, Non-Voting Common Stock, Preferred Stock, Debt Securities or Units (as defined below ) (“Warrants”), and (vi) units comprised of Voting Common Stock, Non-Voting Common Stock, Preferred Stock, Debt Securities, Warrants and other securities in any combination (“Units”). The Voting Common Stock, Non-Voting Common Stock, Preferred Stock, Debt Securities, Warrants and Units are sometimes referred to collectively herein as the “Securities.” Securities may be issued in an unspecified number (with respect to Voting Common Stock, Non-Voting Common Stock, Preferred Stock, Warrants and Units) or in an unspecified principal amount (with respect to Debt Securities). The Registration Statement provides that the Securities may be offered separately or together, in separate series, in amounts, at prices and on terms to be set forth in one or more prospectus supplements (each a “Prospectus Supplement”) to the prospectus contained in the Registration Statement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinions set forth below are limited to the Delaware General Corporation Law and the law of New York.

TScan Therapeutics, Inc.

March 6, 2024

For purposes of the opinions set forth below, without limiting any other exceptions or qualifications set forth herein, we have assumed that (i) each of the Debt Securities, Warrants and Units, and the indentures, warrant agreements, unit agreements and other agreements governing Securities offered pursuant to the Registration Statement will be governed by the internal law of New York and (ii) after the issuance of any Securities offered pursuant to the Registration Statement, the total number of issued shares of Voting Common Stock, Non-Voting Common Stock or Preferred Stock, as applicable, together with the total number of shares of such stock issuable upon the exercise, exchange, conversion or settlement, as the case may be, of any exercisable, exchangeable or convertible security (including without limitation any Unit), as the case may be, then outstanding, will not exceed the total number of authorized shares of Voting Common Stock, Non-Voting Common Stock or Preferred Stock, as applicable, available for issuance under the Company’s certificate of incorporation as then in effect (the “Charter”).

For purposes of the opinions set forth below, we refer to the following as the “Future Approval and Issuance” of Securities:

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with respect to any of the Securities, (a) the approval by the Company of the amount, terms and issuance of such Securities (the “Approval”) and (b) the issuance of such Securities in accordance with the Approval therefor upon the receipt by the Company of the consideration (which, in the case of shares of Voting Common Stock, Non-Voting Common Stock or Preferred Stock, is not less than the par value of such shares) to be paid in accordance with the Approval;

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with respect to Preferred Stock, (a) the establishment of the terms of such Preferred Stock by the Company in conformity with the Charter and applicable law and (b) the execution, acknowledgement and filing with the Delaware Secretary of State, and the effectiveness of, a certificate of designations to the Charter setting forth the terms of such Preferred Stock in accordance with the Charter and applicable law;

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with respect to Debt Securities, (a) the approval, execution and delivery of the indenture or a supplemental indenture relating to such Securities by the Company and the trustee thereunder and/or (b) the establishment of the terms of such Securities by the Company in conformity with the applicable indenture or supplemental indenture and applicable law, and (c) the execution, authentication and issuance of such Securities in accordance with the applicable indenture or supplemental indenture and applicable law; and

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with respect to Warrants or Units, (a) the approval, execution and delivery by the Company and any other parties thereto of any agreement under which such Securities are to be issued, and (b) the establishment of the terms of such Securities and the issuance of such Securities in conformity with those terms, the terms of any applicable agreement and applicable law.

TScan Therapeutics, Inc.

March 6, 2024

Based upon the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that:

1. Upon the Future Approval and Issuance of shares of Voting Common Stock, such shares of Voting Common Stock will be validly issued, fully paid and nonassessable.

2. Upon the Future Approval and Issuance of shares of Non-Voting Common Stock, such shares of Non-Voting Common Stock will be validly issued, fully paid and nonassessable.

3. Upon the Future Approval and Issuance of shares of Preferred Stock, such shares of Preferred Stock will be validly issued, fully paid and nonassessable.

4. Upon the Future Approval and Issuance of Debt Securities, such Debt Securities will be valid and binding obligations of the Company.

5. Upon the Future Approval and Issuance of Warrants, such Warrants will be valid and binding obligations of the Company.

6. Upon the Future Approval and Issuance of Units, such Units will be valid and binding obligations of the Company.

The opinions expressed above are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

This opinion letter and the opinions it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP
GOODWIN PROCTER LLP